Exhibit 99.1

Avalo Therapeutics Transfers Anti-IL-18 Antibody, AVTX-007 (camoteskimab) to Apollo Therapeutics

•Avalo to receive an approximately $15 million upfront payment, up to $74 million in milestone payments
•Apollo to lead continued clinical development of AVTX-007, currently in Phase 1b

ROCKVILLE, MD, and CAMBRIDGE, United Kingdom, August 01, 2022 — Avalo Therapeutics, Inc. (Nasdaq: AVTX) and Apollo Therapeutics Group Limited have entered into a worldwide, exclusive license agreement granting rights to Apollo to research, develop, manufacture and commercialize AVTX-007 (camoteskimab), Avalo’s anti-IL-18 monoclonal antibody product. Under the terms of the agreement, Apollo will assume responsibility for the future development of AVTX-007, including the ongoing clinical trial. Apollo will lead future clinical development in its selected therapeutic indications.

“This transaction is critically important to Avalo. It extends our cash runway and allows us to increase our focus on our lead molecule, AVTX-002, and our ongoing phase 2 PEAK trial evaluating AVTX-002 for the treatment of non-eosinophilic asthma,” said Garry A. Neil, MD, President and Chief Executive Officer of Avalo Therapeutics. “Furthermore, we are excited to transition camoteskimab to a capable and well-funded partner in Apollo Therapeutics whom we expect will progress the development of this promising asset to the potential benefit of patients and our collective financial interests.”

“We are pleased to have entered into this agreement with Avalo and look forward to building upon the work done to date with camoteskimab,” said Richard Mason, MD, chief executive of Apollo. “With our university partners we have built translational leadership in three core areas of biological focus – immunology, cell signaling, and cell stress responses and metabolism – and the addition of this Phase 2 ready antibody for an important inflammasome target substantially accelerates the growth of our pipeline in this area of immunology, where we are advancing additional preclinical programs. We seek further opportunities to acquire clinical assets in our areas of biological and therapeutic focus.”

Pursuant to the license agreement, Avalo will receive within 5 days of execution of the agreement $5 million of upfront fee and an additional approximately $10 million as consideration for transfer activities. Apollo will also pay Avalo up to $74 million of milestones, as well as a royalty payment of a low single digit percentage of annual net sales.

The AVTX-007 program was originally licensed to Avalo by MedImmune Limited, a subsidiary of AstraZeneca plc, and such license was transferred to Apollo as part of the transaction.

About AVTX-007 (camoteskimab)
Camoteskimab is a high affinity, fully human monoclonal antibody targeting the proinflammatory cytokine IL-18.

About Avalo Therapeutics
Avalo Therapeutics is a leading clinical-stage precision medicine company that discovers, develops, and commercializes targeted therapeutics for patients with significant unmet clinical need in immunology and rare genetic diseases. The Company has built a diverse portfolio of innovative therapies to deliver meaningful medical impact for patients in urgent need. The Company’s clinical candidates commonly have a proven mechanistic rationale, biomarkers and/or an established proof-of-concept to expedite and increase the probability of success.

For more information about Avalo, please visit www.avalotx.com.

About Apollo Therapeutics Group Limited
Apollo Therapeutics is a biopharmaceutical company, rapidly advancing a robust pipeline of potentially transformative therapeutic programs based on breakthrough discoveries. We identify and develop pre-clinical and clinical stage assets with strong biological hypotheses and the potential to become meaningful new treatment options. Our team combines ‘drug hunters’ and deep subject matter experts who together are building an expansive and de-risked portfolio in oncology, major inflammatory disorders, and rare diseases. Backed by leading specialist investors including Patient Square Capital and Rock Springs Capital, we have operations in Cambridge, UK, and Boston, USA. Apollo Therapeutics has core innovation sourcing and drug discovery collaborations with four of the world’s leading universities; University of Cambridge, University College London, Imperial College London, and Kings College London.

For more information, please visit apollotherapeutics.com.

Forward-Looking Statements
This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; the future financial and operational outlook; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Avalo’s management but are subject to significant risks and uncertainties, including: Avalo's cash position and the potential need for it to raise additional capital; risks relating to the effect of the reverse stock split on the Company’s stock price; drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; reliance on key personnel, including as a result of recent management changes; regulatory risks; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic and tensions in Ukraine; and those other risks detailed in Avalo’s filings with the SEC. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries

For Avalo Therapeutics, Inc.
Christopher Sullivan, CFO
Avalo Therapeutics, Inc.
ir@avalotx.com
410-803-6793

or

Chris Brinzey
ICR Westwicke
Chris.brinzey@westwicke.com
339-970-2843

For Apollo Therapeutics

US Media Contact
Kate Burdick
Canale Communications
Kate.Burdick@canalecomm.com
860 462 1569

UK/Europe Media Contact
Melanie Toyne-Sewell / Rozi Morris / Agnes Stephens
Instinctif Partners
apollotx@instinctif.com
+44 207 457 2020
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